SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)*

                                  TRANSGENOMIC Inc.
--------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------
                         (Title of Class of Securities)

                                  89365K206
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                                 (CUSIP Number)

                                   02/17/10
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

/  /   Rule 13d-i(b)
/X /  Rule 13d-i(c)
/  /  Rule 13d-i(d)


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.








CUSIP NO.   89365K206                    13G/A
------------------------------------------------------------------------
--------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AMH Equity LLC
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, USA
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        NUMBER OF        5    SOLE VOTING POWER

           SHARES             175,183

     BENEFICIALLY
                     --------------------------------------------------

         OWNED BY        6    SHARED VOTING POWER

             EACH
                    -------------------------------------------------


        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             175,183

             WITH
                      -------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,950,585 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
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12   TYPE OF REPORTING PERSON*
     PN
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CUSIP NO.   89365K206                    13G/A
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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Leviticus Partners, L.P.
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES             3,775,402 Shares of Common Stock

     BENEFICIALLY
                              ------------------------------------------


         OWNED BY        6    SHARED VOTING POWER

             EACH
                               -----------------------------------

        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON            3,775,402 Shares of Common Stock

             WITH
			---------------------------------------------
			8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,950,585 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.0%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------










ITEM 1:   (a)   NAME OF ISSUER:

                TRANSGENOMIC Inc.

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		12325 Emmett Street. Omaha, Nebraska 68164



ITEM 2:   (a)   NAME OF PERSON FILING:

                This Schedule 13G/A is jointly filed by Leviticus Partners, L.P., a Delaware limited partnership ("Leviticus") and AMH Equity, LLC ("AMH"), a New York limited liability company (each a "Reporting Person" and, collectively, the "Reporting Persons"). AMH is the general partner of Leviticus.

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE :

                	C/O Leviticus Partners LP
       			60 East 42nd Street
       			Suite 901
       			New York, NY 10165


          (c)   CITIZENSHIP:

                See above

          (d)   TITLE OF CLASS OF SECURITIES:

                SEE COVER PAGE

          (e)   CUSIP NUMBER:

                SEE COVER PAGE

ITEM 3:         See Item 12 above

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 above

          (b)   PERCENT OF CLASS:

                See Item 11 above

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                See Items 5 and 7 above


ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: /  /



ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:
		N/A

		The principal address of Leviticus is:
      	        60 East 42nd Street
       		Suite 901
       		New York, NY 10165



ITEM 7:
                Inapplicable

ITEM 8:
                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in theordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 23, 2010



            			Leviticus Partners, L.P.
				By: AMH Equity, LLC, its general partner
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member


				AMH Equity, LLC
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member